    As filed with the Securities and Exchange Commission on April 29, 1998



                                                Registration No. 333-46815
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                              AMENDMENT NO. 1 TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                   AMNEX, INC.
             (Exact Name of Registrant as Specified in its Charter)

      New York                                  11-2790221
   (State or Other Jurisdiction              (I.R.S. Employer
of Incorporation or Organization)         Identification Number)

                                 6 Nevada Drive
                          Lake Success, New York 11042
                                 (516) 326-2540
               (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Principal Executive
                                    Offices)

                              ---------------------

                                  Alan J. Rossi
                      Chairman and Chief Executive Officer
                                   AMNEX, Inc.
                                 6 Nevada Drive
                          Lake Success, New York 11042
                                 (516) 326-2540
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)


                                   -----------

                                   Copies to:
                            Joseph W. Bartlett, Esq.
                             Morrison & Foerster LLP
                           1290 Avenue of the Americas
                            New York, New York 10104
                                 (212) 468-8000

                                   ----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




                         CALCULATION OF REGISTRATION FEE
------------------------------- ---------------------------- ---------------------- ---------------------- ------------------------
                                                          Proposed Maximum       Proposed Maximum
    Title of Each Class of               Amount to         Offering Price       Aggregate Offering             Amount of
 Securities to be Registered           be Registered         Per Unit(1)               Price              Registration Fee(3)
 ---------------------------           -------------      ----------------      ------------------        -------------------
 8 1/2% Convertible Subordinated         $15,000,000             100%             $15,000,000.00               $4,425.00
        Notes Due 2002

  Common Shares, $0.001 par               17,339,355(2)        $2.00(1)           $23,904,408.00(3)            $7,051.80(4)
       value per share

  Common Shares, $0.001 par                  505,177(5)        $2.16(5)           $ 1,091,182.32               $   321.90
       value per share

            Total                                                                 $39,995,590.32               $11,798.70(4)


(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq SmallCap Market on February 17, 1998, in accordance with Rule 457(c).
(2) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of (i) 5,387,151 shares issuable upon conversion of the Notes, (ii) 3,153,154 shares issuable upon conversion of 1,750 shares of Series M Convertible Preferred Stock and (iii) 1,121,615 shares issuable upon exercise of the Warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement in respect to the Series M Convertible Preferred Stock (the "Series M Preferred Stock"), the Company calculated 200% of the number of shares of Common Stock issuable in connection with the conversion of the Series M Convertible Preferred stock and the exercise of the warrants issuable in connection therewith (the "Preferred Warrants"). In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the Series M Convertible Preferred Stock and the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.
(3) Pursuant to Rule 457(i) there is no filing fee with respect to the 5,387,157 shares of Common Stock issuable on conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.


(4)  A registration fee of $11,476.80 was paid on February 24, 1998.
(5) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Small Cap Market on April 23, 1998 in accordance with Rule 457(e)


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME AND REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                   AMNEX, INC.

                $15,000,000 8 1/2% Convertible Subordinated Notes
                                    Due 2002

                            17,844,532 Common Shares



     This prospectus (the "Prospectus") relates to (a) $15,000,000 aggregate principal amount of 8 1/2% Convertible Subordinated Notes due 2002 (the "Notes") of AMNEX, Inc., a New York corporation (together with its subsidiaries, "AMNEX" or the "Company"); (b) 5,387,157 common shares, par value $.001 per share, of the Company (the "Common Shares") initially issuable upon conversion of the Notes (the "Note Conversion Shares"); (c) 3,153,154 Common Shares which are initially issuable upon conversion of the 1,750 Preferred Shares, Series M par value $.001 per share of the Company (the "Series M Preferred Shares") (the "Preferred Conversion Shares"); (d) 1,121,615 Common Shares initially issuable upon exercise of the Note Warrants, the Preferred Warrants and the Galesi Warrants (each as defined herein and collectively, the "Warrants") (the "Warrant Shares"); (e) 8,182,606 Common Shares issued (i) pursuant to the Common Stock Purchase Agreements, (ii) to Francisco Galesi upon conversion of indebtedness owed by the Company to Mr. Galesi and (iii) pursuant to the Company's acquisition of certain assets of Teleplus, Inc. and their acquisition of 80% of the outstanding shares of National Business Exchange, Inc. ("NBE") (collectively, the "Common Investor Shares"); and (f) such indeterminate number of additional Common Shares as may become issuable upon (i) conversion of the Notes as a result of adjustment to the conversion price, (ii) conversion of the Series M Preferred Shares as a result of adjustment to the conversion price, and
(iii) exercise of the Note Warrants, the Preferred Warrants or the Galesi Warrants (collectively, the "Warrants") as a result of adjustment to the exercise price (collectively, the "Additional Shares"). (The Note Shares, the Preferred Conversion Shares, the Warrant Shares, the Common Investor Shares and the Additional Shares are hereafter referred to collectively as, the "Shares").



     The Notes and Note Warrants were issued and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons each of which was reasonably believed by HSBC Securities, Inc. (the "Initial Purchaser") to be either a "qualified institutional buyer" (as defined in Rule 144A promulgated under the Securities

Act) or an institution that is an "accredited investor" (as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (an "Accredited Institutional Investor"), or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The Series M Preferred Shares and Preferred Warrants were issued and sold in transactions exempt from the registration requirements of the Securities Act pursuant to either Section 4(2) of the Securities Act or Regulation D under the Securities Act to persons each of which was reasonably believed by the Company to be an Accredited Institutional Investor. The Common Investor Shares and Galesi Warrants were issued and sold in transactions exempt from the Securities Act to persons each of which was reasonably believed by the Company to be an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act). See "Plan of Distribution."




     The Notes are convertible into Common Shares at any time at or before maturity, unless previously redeemed, at a conversion price of $2.7844 per share, subject to adjustment in certain events (the "Conversion Price"). See "Description of Notes -- Conversion." The Common Shares are traded on the Nasdaq SmallCap Market under the symbol AMXI. On April 23, 1998 the last sale price reported on the Nasdaq SmallCap Market was $2.125 per share.


     The Notes do not provide for a sinking fund. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after September 25, 2000 at 100% of the principal amount thereof, together with accrued interest. The Notes are redeemable at the option of the holders upon a Designated Event (as defined herein) at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest subject to certain restrictions and conditions. See "Description of Notes -- Repurchase at Option of Holders."


     The Notes are unsecured obligations of the Company and are subordinated to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. As of December 31, 1997 the Company had approximately $32,391,000 of indebtedness that would have constituted Senior Indebtedness. The Indenture (as defined herein) does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Notes -- Subordination of Notes."

                                                        (continued on next page)

                                 ---------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS

                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                The date of this Prospectus is April 29, 1998

     For a description of certain tax consequences to holders of the Notes and the Shares, see "Certain United States Federal Tax Consequences."

     The Notes and the Shares are being registered to permit public secondary trading by the holders thereof from time to time after the date of the Prospectus of (i) the Notes and, upon conversion, the underlying Common Shares,
(ii) upon conversion of the Series M Preferred Shares or exercise of the Warrants, the underlying Common Shares and (iii) the Common Shares by the Selling Securityholders which directly hold Common Shares. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus.

     Upon their original issuance, the Notes became eligible for trading in the Private Offerings, Resales, and Trading through Automatic Linkages ("PORTAL") Market. However the Notes sold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. No assurance can be given that an active market for the Notes will develop or as to the liquidity or sustainability of any such market. See "Risk Factors -- Absence of Trading Market for the Notes; Possible Volatility of Note and Common Share Prices."

    The Notes and the Shares are to be offered and sold for the account of the holders thereof (with the holders of the Warrants (as defined herein) and the Series M Preferred Shares, collectively, the "Selling Securityholders").

    The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. The Notes and the Shares may be offered by the Selling Securityholders or their respective pledgees, donees, transferees or other successors in interest in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Shares may be offered from time to time through ordinary brokerage transactions on the Nasdaq SmallCap Market. See "Plan of Distribution." The Selling Securityholders may be deemed to be "Underwriters" as defined in the Securities Act. If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or Shares as principals, any profit received by such broker-dealers on the resale of the Notes or Shares, may be deemed to be underwriting discounts or commission under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

-------------------------------------------------------------------------------

         Information in this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the "Reform Act"). These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," or "continue" or the negative thereof or other comparable terminology. Certain other factors noted under the heading "Risk Factors" and throughout this Prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause the Company's actual results to differ materially from those contained in any such forward-looking statements.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed rates. The Commission also maintains a website (http://www.sec.gov) containing reports, proxy statements and other information of registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Shares are quoted on the Nasdaq SmallCap Market and reports, proxy statements and other information concerning the Company can be inspected at the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506 and are available upon request, free of charge, at the office of the paying agent for the Notes in Luxembourg, Kredietbank S.A. Luxembourgeoise, 43 Boulevard Royal, L-2955 Luxembourg, R.C. Luxembourg B 6395.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments, schedules and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and certain parts are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Shares offered hereby, reference is made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference into the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the

Commission (File No. 000-17158) pursuant to the Exchange Act are incorporated herein by reference:


         (1) the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1997;


         (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997;


         (3) the Company's Current Reports on Form 8-K dated May 3, 1997, May 28, 1997, June 3, 1997, June 18, 1997, July 30, 1997, September 11, 1997,
December 24, 1997 and February 4, 1998.


         (4) the Company's definitive Proxy Statement filed in connection with the 1997 Annual Meeting of Shareholders dated May 14, 1997; and


         (5) the description of the Company's Common Shares contained in the Company's Registration Statement on Form 10, as amended.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Notes and Common Shares hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person a copy of any or all of the foregoing documents incorporated herein by reference (exclusive of exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to the Chief Financial Officer at the corporate headquarters of the Company at 6 Nevada Drive, Lake Success, New York 11042 or by telephone at (516) 326-2540 or Kredietbank S.A. Luxembourgeoise, 43, Boulevard Royal L-2955 Luxembourg, R.C. Luxembourg B 6395, the Luxembourg paying agent for the Notes.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature, involves a high degree of risk and should not be made by an investor who cannot afford the loss of his entire investment. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Notes or the Shares offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act, that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere or incorporated by reference herein.


         Recent Results of Operations. The Company incurred a net loss in 1997 of $13,310,000 based upon revenues of $116,498,000 compared to a net loss in 1996 of $4,248,000 based upon revenues of $117,142,000.



         The results for 1997 includes a first quarter restructuring charge totaling $1,400,000. The first quarter restructuring charge related to the Company's plan, which is complete, to close certain of its facilities and eliminate redundant functions. Furthermore, the third quarter includes a $2,158,000 write-off related to a joint venture investment, $1,310,000 in charges related to local exchange carriers and customer receivables, and a $1,315,000 provision established for dial-around compensation.


         During the fourth quarter of 1996, the Company began to analyze the future realizable value of certain assets, including certain receivables, intangible assets and investments. The Company determined that the value of these assets has been permanently impaired or otherwise deemed worthless in large part as a result of changes in the telecommunications industry resulting from the enactment of the Telecommunications Act of 1996 (the "Telecommunications Act") and other regulatory action. The charges resulting from such determination totaled approximately $7,248,000 before income taxes. Pursuant to SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of," $3,716,000 was recognized as an impairment loss, and a write-down to the estimated future realizable value of customer advances and other receivables of $3,532,000 was incurred.

         Recent Shift in Business Focus. The Company is currently shifting its focus from its core domestic operator services business to higher margin telecommunications services. The new focus includes emphasis upon 1+ Coin, direct dial, calling card and billing services, payphone ownership and operation, and exporting its core competencies to international markets. Further, the shift in business focus is intended to enable the Company to exploit certain market niches created by the passage of the Telecommunications Act. Due to the Company's lack of a long operating history with respect to these new services, an evaluation of the long-term prospects of such business lines is difficult to make.

         Regulatory and Legislative Uncertainty. The Company is subject to regulation by the Federal Communications Commission (the "FCC") and the public service or utilities commissions of the various states (each, a "PUC") in which the Company operates, and, in the case of international services, by foreign regulatory authorities. Regulatory actions have had, and are expected to continue to have, an effect on the Company's results of operations and financial condition. The Company generally must obtain and maintain certificates of public convenience and necessity from regulatory authorities in jurisdictions in which it offers services. In most of these jurisdictions, the Company must publish and maintain its rates, charges and terms and conditions of service (commonly known as tariffs) in order to provide telecommunications services. There can be no assurance that the FCC or any other regulatory authority will not raise material issues with regard to the Company's compliance with applicable regulations or that actions of regulatory authorities will not have a material adverse effect on the Company.

         The Company believes that the Telecommunications Act offers many opportunities to the Company as described herein. Some of these opportunities are or may be subject to significant change as a result of court decisions and/or subsequent actions of federal or state regulatory authorities. In particular, on July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the "Court") remanded certain portions of the FCC's September 1996 dial around compensation ruling (the "1996 Payphone Order") to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which IXCs (as hereinafter defined) would be required to compensate payphone service providers ("PSPs"). On September 16, 1997, the Court clarified that it had vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate.

         In accordance with the Court's mandate, on October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the "1997 Payphone Order"). This order addressed the per-call compensation rate for subscriber 800 and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for subscriber 800 and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35 - $0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin-rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for subscriber 800 and access code calls. These new rule provisions were made effective as of October 7, 1997.

         In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs (as hereinafter defined) are entitled to compensation for all access code and subscriber 800 calls during this period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

         Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Company adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through September 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded in the third quarter for reduced dial-around compensation was approximately $1,315,000.

         Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telecom Act for the period from November 7, 1996 through October 7, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call. In a letter to the FCC dated August 15, 1997, AT&T stated its intention to make dial-around payments to PSPs based on its imputed rate of $0.12 per call until the FCC issues a new order setting the level of fair compensation.

         Dependence on Additional Capital for Growth; Acquisition Integration; Management of Growth. As part of the Company's overall strategy to increase its ownership of private payphones, the Company will consider various acquisition opportunities from time to time. This Offering will not result in any net proceeds to the Company which would be available for such purposes. See "Use of Proceeds." Accordingly, these opportunities will, in all likelihood, require the Company to obtain additional financing from banks or other financial institutions or to undertake debt or equity financing. No assurance can be given that the Company will be able to obtain such financing or, if obtained, that such financing would be upon commercially reasonable terms. Additionally, equity financing would result in a dilution of existing shareholders of the Company, which may be significant. If debt financing ultimately proves to be available, any borrowing may subject the Company to various risks traditionally associated with the incurring of indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest. In addition, to the extent the Company does acquire any business, there can be no assurance that the Company will successfully integrate the operations of the acquired business with those of the Company, or that all of the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have an adverse effect on the combined company's business, operating results or financial condition. Furthermore, there can be no assurance that the operations, management and personnel of the combined company will be compatible or that the Company will not experience the loss of key personnel. In most cases, an acquisition may be consummated without seeking and obtaining shareholder approval, in which case, the shareholders will not have an opportunity to review the financial statements of an acquisition candidate. Although the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain or assess such risks.


         Dependence Upon Executive Officers. The Company has entered into employment agreements with certain of its executive officers that provide for an initial term of between one and two years. Due to the expertise of the Company's executive officers in the telecommunications industry, the loss of the services of one or more of its executive officers could have a material adverse effect on the business and operations of the Company. In addition, although the agreements prohibit the executive officers from interfering with, among other things, customer relationships of the Company for a period of one year following the expiration of the term, none of the agreements contains non-competition provisions. The Company's success will also depend in part on its ability to attract and retain other qualified and skilled employees. There can be no assurance that the Company will be able to identify, hire or retain such employees. The Company's inability to identify, hire or retain qualified personnel could have a material adverse effect on the Company's operations or financial condition.




         Technological Change and New Services. The telecommunications industry is characterized by rapid technological change, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer market responsive services that meet these evolving industry standards on a timely basis. The effect of technological change upon the Company's business cannot be predicted, and there can be no assurance that the Company will be able to anticipate such changes or, if anticipated, that it will have sufficient resources to make the investments necessary to acquire new technology or introduce new services to satisfy an expanded range of customer needs.

         Seasonal Variations in Revenues. The Company's revenues, and thus its potential earnings, are affected by holiday and seasonal variations. A substantial portion of the Company's revenues is generated from payphones, most of which are outdoors. Accordingly, call volume from payphone usage declines during the fall and winter months in the Company's northeast and midwest markets, while call volume in the southeast declines during the summer months. Similarly, a substantial portion of the Company's international revenues are derived from tourist locations in Mexico which experience higher usage during the winter holiday season.

         Competition. The telecommunications industry is, and can be expected to remain, highly competitive. The Company's TelCom Division experiences competition from AT&T Corp. ("AT&T"), MCI Communications, Inc. ("MCI"), Sprint Corporation ("Sprint"), WorldCom, Inc. ("WorldCom") and other long distance carriers including, in Mexico, Telefonos de Mexico, S.A. de C.V. The Company's PubCom Division competes with owners of private (i.e., not owned by a local exchange carrier ("LEC")) - owned pay phones ("IPP"), such as Peoples Telephone Company and PhoneTel Technologies, Inc., and LECs. The Company's Billing Division competes primarily with two major clearinghouses which currently dominate the billing services market: Billing Information Concepts Inc. ("BIC") (formerly known as Zero Plus Dialing, Inc.) and OAN Services, Inc. ("OAN").

         Service Interruptions; Equipment Failures. The Company's business requires transmission and switching facilities and other equipment to be operational 24 hours per day, 365 days per year. Interexchange carriers ("IXCs"), including the Company, have on occasion experienced and may in the future experience temporary service interruptions or equipment failures, in some cases resulting from causes beyond their control, including power failures, fires, floods or other natural disasters at switching facilities, failures caused by unanticipated hardware or software defects or work stoppages or other personnel related problems. Any such event experienced by the Company would impair the Company's ability to service its customers and could have a material adverse effect on the Company's business, operating results and financial condition.

         International Operations. The Company's international operations are subject to a number of risks which could materially affect the Company's business, operating results and financial condition, including unexpected changes in regulatory requirements, the burden of complying with a variety of foreign laws, the imposition of, or increase in, tariffs, difficulties in staffing and managing foreign operations, greater difficulty in accounts receivable collection, potentially adverse tax consequences, and potential political and economic instability.


         Subordination of Notes. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company, or upon the acceleration of any Senior Indebtedness, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness had been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. Moreover, holders of Common Shares would only receive the assets remaining after payment of all indebtedness and preferred shares. The Notes are effectively subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness. The Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness by the Company or the incurrence of additional indebtedness or liabilities by the Company or its subsidiaries. The incurrence of additional indebtedness or liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Notes. As of December 31, 1997, the Company had approximately $32,391,000 of Senior Indebtedness outstanding, and the indebtedness and all other liabilities of the Company (excluding intercompany indebtedness) were approximately $40,638,000.


         The Notes are obligations exclusively of AMNEX, Inc. and not of its subsidiaries. AMNEX, Inc. is a holding company with no operations independent of its subsidiaries. AMNEX, Inc.'s cash flow and ability to service debt, including the Notes, is dependent upon the earnings of its subsidiaries and the payment of dividends or the making of loans or advances to AMNEX, Inc. by its subsidiaries. In addition, the payment of dividends and the making of loans and advances to AMNEX, Inc. by the subsidiaries, not all of which are wholly-owned, may be subject to statutory, contractual or other restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations. See "Description of Notes--Subordination of Notes."

         Limitations on Repurchase of Notes Upon Occurrence of Designated Event. Upon a Designated Event, which includes a Change of Control or a Termination of Trading (each as defined), each holder of Notes will have certain rights, at the holder's option, to require the Company to repurchase all or a portion of such holder's Notes. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all Notes tendered by the holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including Senior Indebtedness) to which the Company becomes a party may contain provisions which prohibit the Company from repurchasing any Notes and also may provide that a Designated Event, as well as certain other events with respect to the Company or its subsidiaries, would constitute an event of default thereunder. In the event a Designated Event occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default (as defined) under the Indenture, which would, in turn, constitute a further default under the existing credit agreements and may constitute a default under the terms of other indebtedness that the Company may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. See "Description of Notes--Repurchase at Option of the Holders."

         Common Shares Eligible for Future Sale; Potential for dilution. The sale of a substantial number of the Common Shares in the public market could adversely affect the market price of the Common Shares and the Notes. Certain persons have and will have the right to sell a substantial number of Common

Shares publicly. See "Description of Capital Stock--Registration Rights".

         As of February 23, 1998, 1,750 shares of the Company's Series M Convertible Preferred Stock (the "Series M Preferred Stock") were issued and outstanding. Each share of the Series M Preferred Stock is convertible into such number of shares of Common Stock as is determined by dividing the stated value ($1,000) of the share of Series M Preferred Stock (as such value is increased by a premium based on the number of days the Series M Preferred Stock is held) by the then current Conversion Price (which is determined by reference to the then current market price). If converted on February 23, 1998, the Series M Preferred Stock would have been convertible into approximately 3,153,154 shares of Common Stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Series M Preferred Stock. The shares of Series M Preferred Stock are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. the shares of Common Stock into which the Series M Preferred Stock may be converted are being registered pursuant to this Registration Statement.

         As of February 23, 1998, warrants to purchase 105,000 shares of Common stock issued to the purchasers of the Series M Preferred Stock and exercisable over the next five years at a price of $2.65 (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these warrants are being registered pursuant to this Registration Statement.

         As of February 23, 1998, 3,200,000 shares of Common Stock were reserved for issuance upon conversion of the Series M Preferred Stock and exercise of the Preferred Warrants.

         Absence of a Trading Market for the Notes; Possible Volatility of Note and Common Share Prices. Upon their original issuance, the Notes became eligible for trading on the PORTAL Market. The Notes sold pursuant to this Prospectus, however, will no longer be eligible for trading on the PORTAL Market. There can be no assurance that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Company's Common Shares and the market for similar securities. The Company does not intend to apply for listing of the Notes on any securities exchange or quotation system.

         If a market for the Notes were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that, if a market for the Notes were to develop, such a market will not be subject to similar disruptions. The liquidity of, and trading market for, the Notes and the Common Shares may also be materially and adversely affected by declines in the market for debt and equity securities generally. Such a decline may materially and adversely affect such liquidity and trading independent of the financial performance of, and prospects for, the Company. In addition, the market price of the Common Shares has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, litigation or governmental regulatory actions impacting the Company may adversely affect the Common Share price. Any decrease in the market price of the Common Shares would adversely affect the market price of the Notes. See "Description of Notes" and "Plan of Distribution."

                       RATIO OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

RATIO OF EARNINGS TO FIXED CHARGES (in 000's)


                                                For year Ended December 31,
                                 -----------------------------------------------------------
                                   1992       1993      1994       1995      1996       1997
                                   ----       ----      ----       ----      ----       ----

  Consolidated pretax income     $(3,814)     $273     $1,226     $1,760    $(5,694)   $(13,030)
  (loss) from continuing
  operations

  Interest                        1,168      1,185     1,793       2,044      2,730       3,913

  Interest portion of rental        333        300       384         413        552         671
  expense
                                 ========== ========= ========== ========= ========== ==========
  Earnings                       (2,313)     1,758     3,403       4,217     (2,412)     (8,446)
                                 ========== ========= ========== ========= ========== ==========


  Interest                        1,168      1,185     1,793       2,044      2,730       3,913

  Interest portion of rental        333        300       384         413        552         671
  expense
                                 ---------- --------- ---------- --------- ---------- ----------
  Fixed charges                   1,501      1,485     2,177       2,457      3,282       4,584
                                 ========== ========= ========== ========= ========== ==========

  Ratio of Earnings to Fixed        def      1.18x      1.56x      1.72x       def        def
  Charges(1)




------------------------------
   (1) The coverage deficiency for 1992, 1996 and 1997, was approximately $3,814,000, $5,694,000 and $13,030,000, respectively.



         For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor. Earnings were not sufficient to cover fixed charges for fiscal 1992, 1996 and 1997 by approximately $3,814,000, $5,694,000 and $13,030,000, respectively.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Notes or the Shares by the Selling Securityholders. See "Selling Securityholders" for a list of those persons and entities receiving proceeds from sales of Notes or Shares. This Registration Statement is intended to satisfy certain of the Company's obligations under the Note Registration Rights Agreement, the Preferred Registration Rights Agreement and the Common Stock Purchase Agreements.

                                 DIVIDEND POLICY

         The Company has neither declared nor paid any dividends on the Common Shares since inception, and the board of directors of the Company (the "Board of Directors") does not contemplate the payment of dividends for the foreseeable future. Any decision as to the payment of dividends will depend on the earnings and financial position of the Company and such other factors as the Board of Directors deems relevant.

                             SELLING SECURITYHOLDERS



         The Notes and the Warrants issued to the Initial Purchaser pursuant to the Warrant Agreement dated as of September 29, 1997 between the Company and the Initial Purchaser (the "Note Warrants") were originally issued by the Company and sold by the Initial Purchaser in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by such Initial Purchaser to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Series M Preferred Shares were originally issued and sold by the Company on December 24, 1997 and January 26, 1998 pursuant to certain Securities Purchase Agreements (the "Preferred Stock Purchase Agreements"), dated as of December 24, 1997 and January 26, 1998, between the Company and Pangaea Fund Ltd. and Fourteen Hill Capital L.P., respectively. The Company also issued warrants to the investors who were parties to the Preferred Stock Purchase Agreements on December 24, 1997 and January 26, 1998 pursuant to certain Stock Purchase Warrants, dated as of December 24, 1997 and January 26, 1998, between the Company and such investors (the "Preferred Investor Warrants") and to Tanner Unman Securities Inc. pursuant to certain Stock Purchase Warrants, dated as of December 24, 1997 and January 26, 1998, between the Company and Tanner Unman Securities Inc. (the "Fee Warrants" and, together with the Preferred Investor Warrants, the "Preferred Warrants"). The Series M Preferred Shares and Preferred Warrants were issued in transactions exempt from the registration requirements of the Securities Act pursuant to either Section 4(2) of the Securities Act or Regulation D under the Securities Act to persons each of which was reasonably believed by the Company to be an Accredited Institutional Investor. The Common Investor Shares were originally issued and sold on January 14, 16, 22, 26 and February 4, 1998 pursuant to certain Stock Purchase Agreements dated as of the same dates, between the Company and the investors named therein (the "Common Stock Purchase Agreements") to Francesco Galesi upon conversion of indebtedness owed by the Company to Mr. Galesi and pursuant to the Company's acquisition of certain assets of Teleplus, Inc. and 80% of the outstanding shares of NBE. The Company also issued warrants to Mr. Galesi on January 26, 1998 (the "Galesi Warrants") pursuant to a certain Common Stock Warrant, dated as of January 26, 1998, between the Company and Mr. Galesi. The Common Investor Shares and Galesi Warrants were issued and sold in transactions exempt from the Securities Act to persons each of which was reasonably believed by the Company to be an "accredited investor" (as such term is defined in Rule 501(a) under the Securities Act).


         The Selling Securityholders (which term includes the holders listed in any supplement to this Prospectus (a "Supplement") and (i) the beneficial owners of the Notes and their transferees, pledges, donees or successors, (ii) with respect to the Common Shares issuable upon exercise of the Warrants, the holders of the Warrants and their respective transferees, pledgees, donees or successors and (iii) with respect to the Common Shares issuable upon conversion of the Series M Preferred Shares, the holders of the Series M Preferred Shares and their respective transferors, pledgees donees or successors) may from time to time offer and sell pursuant to this Prospectus any and all of the Notes and Shares. Any Supplement may contain certain information with respect to the Selling Securityholders and the respective aggregate principal amount of Notes or Shares beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Such information will be obtained from the Selling

Securityholders and the Trustees.

         Except as may be set forth in any Supplement hereto and except for Francesco Galesi, A. Jones Yorke and Harry Thompson, who have served and currently serve as directors of the Company and Alan Rossi, Cynthia Terrell and Peter Izzo who have served and currently serve as officers, and in the case of Mr. Rossi and Mr. Izzo also serve as directors, none of the Selling Securityholders have, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or Shares, no estimate can be given as to the principal amount of Notes or the number of Shares issuable upon conversion of the Notes or Series M Preferred Shares, or exercise of the Warrants that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Notes or Shares in transactions exempt from the requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of the Prospectus. The Company has agreed, among other things, to bear all expenses, including reasonable fees and disbursements of one firm or counsel designated to act as counsel for the Holders (other than underwriting discounts and selling commission) in connection with the registration and sale of the Notes and the Shares covered by this Prospectus. The Company will not receive any of the proceeds from the offering of Notes or the Shares by the Selling Securityholders.

         The Shares being offered by the Selling Securityholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq SmallCap Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price of the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determined from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Securityholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Securityholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Securityholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         Alternatively, any of the Selling Securityholders may from time to time offer the Notes or the Shares beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares offered by them hereby will be the purchase price of such Notes or shares less discounts and commissions, if any.

         The outstanding Common Shares are listed for trading on the Nasdaq SmallCap Market, and the Shares have been approved for listing on the Nasdaq

SmallCap Market.

         The Selling Securityholders and any broker and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

         Pursuant to the Note Registration Rights Agreement (as hereinafter defined), the Company has agreed to indemnify the Initial Purchaser and each Noteholder that is a Selling Securityholder, and each Noteholder that is a Selling Securityholder has agreed to indemnify the Company, the Initial Purchaser and each other Selling Securityholder against certain liabilities arising under the Securities Act.

         Under the Note Registration Rights Agreement, the Company agreed to use its best efforts to keep the registration statement of which this Prospectus is a part effective for a period of two years from the Closing, or until the Shelf Registration Statement is no longer required for transfer of the Notes or the Common Shares issuable upon conversion of the Notes or exercise of the Note Warrants. The Company may prohibit offers and sales of Notes and such Shares pursuant to the registration statement of which this Prospectus forms a part at any time if (i) the Commission issues any stop order suspending the effectiveness of the Shelf Registration Statement or initiates any proceedings for that purpose; (ii) the Company receives any notification with respect to the suspension of the qualification of the securities included in the Shelf Registration Statement for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose; (iii) (x) the use of this Prospectus is suspended pursuant to the terms of the Note Registration Rights Agreement or (y) any event occurs that requires the making of any changes in the Shelf Registration Statement or this Prospectus so that, as of such date, the statements therein or herein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of this Prospectus, in the light of the circumstances under which they were made) not misleading; and (iv) the Company determines, in its reasonable judgment, that it is advisable to suspend use of this Prospectus for valid business reasons (not including avoidance of the Company's obligations under the terms of the Note Registration Rights Agreement) including, among other things, the acquisition or divestiture of assets, public filings with the Commission, pending corporate developments and similar events. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments thereto will be borne by the Company.

         Pursuant to that certain Registration Rights Agreement, dated as of December 24, 1997 between the Company Pangaea Fund Ltd. (the "Preferred Registration Rights Agreement") whose terms are (a) incorporated by reference into the Common Stock Purchase Agreements and (b) substantially identical to the terms of the January 26, 1998 Registration Rights Agreement between the Company and Fourteen Hill Capital, L.P., the Company has agreed to indemnify each of Pangaea Fund Ltd., Granite Associates, L.P., Victory Ventures L.L.C., Brae Group, Inc., NFAM LLC, AMN Investments, L.L.C., Fourteen Hill Capital L.P., Alan Rossi, Francis Galesi, Peter Izzo, Cynthia Terrell, A. Jones Yorke and Harry Thompson (collectively, the "Investors"), and each Investor has agreed to indemnify the Company against certain liabilities arising under the Securities Act.

         Under the Preferred Registration Rights Agreement, the Company will use its best efforts to keep this registration statement of which this Prospectus is a part effective until the Shelf Registration Statement is no longer required for transfer of the Common Investor Shares or the Common Shares issuable upon conversion of the Series M Shares or upon conversion of the Preferred Warrants. The Company may prohibit offers and sales of such Shares pursuant to the registration statement to which this Prospectus relates at any time if (i) the Commission issues any stop order suspending the effectiveness of the Shelf Registration Statement or initiates any proceedings for that purpose; (ii) the Company receives any notification with respect to the suspension of the qualification of the securities included in the Shelf Registration Statement for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose; (iii) any event occurs that requires the making of any changes in the Shelf Registration Statement or this Prospectus so that, as of such date, the statements therein or herein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of this Prospectus, in the light of the circumstances under which they were made) not misleading; and (iv) the Company determines, in its reasonable judgment, that it is advisable to suspend use of this Prospectus for valid business reasons (not including avoidance of the Company's obligations under the terms of the Preferred Registration Rights Agreement) including, among other things, the acquisition or divestiture of assets, public filings with the Commission, pending corporate developments and similar events. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments thereto will be borne by the Company.

                              DESCRIPTION OF NOTES

General

         The Notes were issued pursuant to an Indenture, dated as of September 29, 1997 (the "Indenture"), between the Company and Marine Midland Bank, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions in the Indenture of certain terms used in the following summary. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the Indenture are available from the Company or the Initial Purchaser upon request.

         The Notes are unsecured subordinated obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company to the extent set forth in the Indenture.

Principal, Maturity and Interest

         The Notes bear interest from September 25, 1997, at the rate per annum set forth on the cover page of this Prospectus, and mature on September 25, 2002. At maturity the Notes are redeemable at 100% of the principal amount, together with accrued and unpaid interest and Liquidated Damages, if any.

         Interest on the Notes is payable semiannually on March 25 and September 25 of each year (each an "Interest Payment Date"), commencing on March 25, 1998, to holders of record at the close of business on the March 10 or September 10 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If the Interest Payment Date is not a Business Day, then interest is payable on the next succeeding Business Day. See "Certain Definitions".

         Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from September 25, 1997.

         The Notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

No Gross-Up

         All payments made by the Company on the Notes are made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of incorporation of the Company or any political subdivision thereof or any authority therein or thereof having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. If any such withholding or deduction is required, the Company is not obliged to pay any additional amounts in respect of such withholding or deduction.

Payment; Paying Agents, Conversion Agents and Transfer Agents

         Payments with respect to principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be made at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, at the main office of the Paying Agent in Luxembourg, at the option of the holder and subject to any fiscal or other laws and regulations applicable thereto, at the office of any other Paying Agents appointed by the Company. Payments with respect to principal of the Notes will be made only against surrender of such Notes. Payment with respect to principal of, premium, if any, and interest and Liquidated Damages, if any, with respect to any Note may, at the Company's option, be made, subject to applicable laws and regulations, by U.S. dollar check drawn on a bank in The City of New York mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes provided that all payments with respect to Public Global Note (as defined herein) and Certificated Notes (as defined) the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Unless such designation is revoked, any such designation made by such person with respect to such Note will remain in effect with respect to any future payments with respect to such Note payable to such person.

         If any payment on a Note is due on a day that is, at any place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, then, at each such place of payment, such payment need not be made on such day but may be made on the next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment, and no interest will accrue for the period from and after such due date to such next succeeding day that is not, at such place of payment, a day on which banking institutions are authorized or obligated by law or executive order to close.

         The Indenture provides that any money paid by the Company to the Trustee and the Paying Agents for any payment with respect to the Notes that remains unclaimed for two years after such payment became due and payable will be repaid to the Company, and thereafter the holder of such Notes will look only to the Company for payments thereof as an unsecured creditor.

         Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee, Registrar, Transfer Agent, any Conversion Agent or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents, Registrars, Conversion Agents or Transfer Agents and to approve any change in the specified offices through which any Paying Agent, Conversion Agent or Transfer Agent acts, provided that the Company will at all times maintain a Paying Agent, Conversion Agent and Registrar in the Borough of Manhattan, The City of New York and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, a Paying Agent, Conversion Agent and Transfer Agent in Luxembourg. Notice of any such termination or appointment and of any changes in the specified offices of the Paying Agents, Registrar, Conversion Agents or Transfer Agent will be given to the holders of Notes as described in the Indenture.

Optional Redemption


         The Notes are not subject to redemption prior to September 25, 2000 and are redeemable on such date and thereafter at the option of the Company, in whole or in part (in any integral multiple of $1,000; provided, however, that a Restricted Certificated Note may be redeemed only in whole to the extent a redemption in part would reduce the principal amount thereof to an amount less than $250,000), upon not less than 30 nor more than 60 days' prior notice by mail at 100% of the principal amount together with accrued and unpaid interest and Liquidated Damages, if any, up to the redemption date (subject to the right of holders of records on the relevant record date to receive interest due on an Interest Payment Date). On and after the redemption date, interest will cease to accrue on the Notes, or portion thereof, called for redemption.

Mandatory Redemption; Sinking Fund

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

         Upon the occurrence of a Designated Event (as defined below), each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes (provided that a holder of a Restricted Certificated Note may tender for repurchase such Note only in whole to the extent a tender in part would reduce the principal amount thereof to an amount less than $250,000) pursuant to the terms described below (the "Designated Event Offer") at a repurchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Designated Event Payment Date (the "Designated Event Payment"). Within 30 days following any Designated Event, the Company shall mail a notice to each holder and publish notice in a daily newspaper with general circulation in Luxembourg, in each case stating:
(1) that the Designated Event Offer is being made pursuant to the covenant described in this paragraph and that all Notes tendered will be accepted for payment; (2) the repurchase price and the repurchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Designated Event Payment Date"); (3) that any Notes not tendered or accepted for payment will continue to accrue interest and, if applicable, Liquidated Damages; (4) that, unless the Company defaults in the payment of the Designated Event Payment, all Notes accepted for payment pursuant to the Designated Event Offer shall cease to accrue interest or Liquidated Damages after the Designated Event Payment Date; (5) that holders electing to have any Notes repurchased pursuant to a Designated Event Offer will be required to surrender the Notes, with the form entitled "Option of Noteholder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Designated Event Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Designated Event Payment Date, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for repurchase and a statement that such holder is withdrawing his election to have such Notes repurchased; and (7) that holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

         The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Designated Event.

         At least one Business Day prior to the Designated Event Payment Date, the Company shall irrevocably deposit with the Trustee or the Paying Agents in immediately available funds an amount equal to the Designated Event Payment in respect of all Notes or portions thereof so tendered. On the Designated Event Payment Date, the Company will, to the extent lawful, (1) accept for payment the Notes or portions thereof duly tendered pursuant to the Designated Event Offer, and (2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof have been accepted for payment by the Company. The Paying Agents shall promptly mail to each holder of Notes so accepted payment in an amount equal to the repurchase price for such Notes, and the Trustee shall promptly authenticate and mail to each holder a new certificate representing a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new certificate representing a Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes that are not so accepted shall be promptly mailed or delivered by or on behalf of the Company to the holder thereof. The Company will publicly announce the results of the Designated Event Offer on or as soon as practicable after the Designated Event Payment Date.

         Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

         The Designated Event repurchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Designated Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Designated Event repurchase feature was the result of negotiations between the Company and the Initial Purchaser. Management has no current intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sales of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of Indebtedness (including Senior Indebtedness) outstanding at such time or otherwise affect the

Company's capital structure or credit ratings. The payment of the Designated Event Payment is subordinated to the prior payment of Senior Indebtedness as described under "--Subordination of Notes" below.

         The Company's ability to repurchase Notes upon the occurrence of a Designated Event is subject to limitations. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the terms of certain of the Company's existing debt agreements and lease facilities prohibit the Company from repurchasing any Notes under certain circumstances and also identify certain events that would constitute a Change of Control, as well as certain other events with respect to the Company or certain of its subsidiaries, which would constitute an event of default under such debt agreements and lease agreements. Any future credit agreements or other agreements relating to Indebtedness of the Company (including Senior Indebtedness) may contain similar prohibitions or restrictions on the Company's ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from repurchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Indebtedness of the Company. Moreover, the occurrence of a Change of Control may cause an event of default under Senior Indebtedness of the Company. As a result, in each case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Indebtedness is paid in full. See "--Subordination of Notes" and "Risk Factors--Subordination of Notes."

         A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

         A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company ("Voting Stock"), (ii) the Company consolidates with or merges into any other corporation, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Shares are reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, (iii) the Company conveys, transfers or leases all or substantially all of its assets to any person (other than to one or more wholly-owned subsidiaries of the Company) unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding securities of the acquiring entity in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iv) any time the Continuing Directors (as defined) do not constitute a majority of the Board of Directors of the Company (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change of Control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

         The definition of Change of Control includes a phrase relating to the lease, transfer or conveyance of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a lease, transfer or conveyance of less than all of the assets of the Company to another person or group may be uncertain.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

         A "Termination of Trading" will be deemed to have occurred if the Common Shares (or other securities into which the Notes are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

Selection and Notice

         If less than all of the Notes are to be redeemed, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be published in a daily newspaper with general circulation in Luxembourg and mailed to each holder whose Notes are to be redeemed at its registered address, in each case, at least 30 but not more than 60 days before the redemption date. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on the Notes called for redemption.

Registration Rights

         Pursuant to the Registration Rights Agreement, the Company agreed for the benefit of the holders of the Notes or the Underlying Common Shares that are, in either case, Registrable Securities, that (i) it will, at its cost, within 90 days after the closing of the sale of the Notes (the "Closing"), file a shelf registration statement (the "Shelf Registration Statement"), of which this Prospectus is a part, with the Commission with respect to resales of the Notes and the Underlying Common Shares (collectively, the "Registrable Securities"), (ii) the Company will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable but, in any event, within 180 days after the Closing and (iii) the Company will keep such Shelf Registration Statement continuously effective under the Securities Act until the earlier of (a) the second anniversary of the date of the Closing, (b) the date on which the Notes or the Underlying Common Shares may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act and (c) the date as of which all the Notes or the Underlying Common Shares have been sold pursuant to such Shelf Registration Statement (the "Shelf Registration Period"). The Company has the right, however, to defer the use of the prospectus which will be a part of the Shelf Registration Statement, as more fully described below.

         The Company has agreed to provide or cause to be provided to each holder of the Notes or the Underlying Common Shares, copies of this Prospectus, notify or cause to be notified to each such holder when the Shelf Registration Statement for the Notes and the Underlying Common Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the Underlying Common Shares. A holder of Notes or Underlying Common Shares that sells such securities pursuant to a Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

         At least three business days prior to any intended resale of the Notes or the Underlying Common Shares, the holder thereof must notify the Company of such intention and provide such information with respect to such holder and the specifics of the intended resale as may be required to amend the Shelf Registration Statement or supplement the related prospectus (a holder giving such notice, a "Notice Holder"). Within two business days after the foregoing notice is provided by a Notice Holder, the Company will either (i) notify such Notice Holder that resales may proceed or file any amendment to the Shelf Registration Statement or supplement to the related prospectus needed to ensure that those documents, among other things, comply with the Securities Act, use its reasonable efforts to cause any such amendment to be declared effective and notify such Notice Holder thereof or (ii) notify such Notice Holder of the Company's election to defer resales until further notice (a "Deferral Period") under certain circumstances relating to issuance of a stop order by the Commission, suspension of qualification under state law, accuracy of the prospectus which is a part of the Shelf Registration Statement, pending corporate developments, public filings with the Commission and similar events. If the Company elects the option described in clause (i) of the preceding sentence, such Notice Holder may resell Notes or the Underlying Common Shares pursuant to the Shelf Registration Statement for a period of 45 days (with respect to such Notice Holder, a "Selling Period") from the date notice of such election is given and, if the Company elects the option described in clause (ii) of the preceding sentence, such Notice Holder may resell such securities for a Selling Period that commences at the end of the Deferral Period. The Company may also defer until further notice a Notice Holder's existing Selling Period upon the occurrence of the events described in clause (ii) of the second preceding sentence; provided that upon receipt of such further notice, such Selling Period shall be extended by the number of days elapsed prior to deferral. The Company may not defer Selling Periods more than one time in any three-month period or three times in any twelve-month period and no deferral shall exceed 30 days. The Company has agreed to pay all expenses of the Shelf Registration Statement, provide to each registered holder of Notes copies of this Prospectus, notify each such registered holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Notes and the Underlying Common Shares.

         The holders of Registrable Securities covered by the Shelf Registration Statement who desire to do so may sell such Registrable Securities in an underwritten offering. In any such underwritten offering, the managing underwriters that administer the underwritten offering will be selected by, and the underwriting arrangements with respect thereto will be approved by, the holders of a majority of the Registrable Securities to be included in such underwritten offering; provided, however, that (i) such managing underwriters and underwriting arrangements must be reasonably satisfactory to the Company and
(ii) the Company shall not be obligated to arrange for more than one underwritten offering during the Shelf Registration Period. No holder may participate in any such underwritten offering contemplated unless such holder
(a) agrees to sell such holder's Registrable Securities in accordance with any approved underwriting arrangements, (b) completes and executes all reasonable questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up letters and other documents required under the terms of such approved underwriting arrangements and (c) at least 70% of the outstanding Registrable Securities are included in such underwritten offering. Holders participating in any underwritten offering shall be responsible for any expenses customarily borne by selling securityholders, including underwriting discounts and commissions and fees and expenses of counsel to the selling securityholders and shall reimburse the Company for the fees and disbursements of its counsel, its independent public accountants and any printing expenses incurred in connection with such underwritten offering.

         In the event the Shelf Registration Statement is not declared effective under the Securities Act within 180 days after the Closing, a stop order is issued by the Commission prior to the end of the Shelf Registration Period, or Selling Periods have been deferred more frequently or for longer periods than are described above, the Company has agreed to pay Liquidated Damages to all Notice Holders of Notes and Underlying Common Shares until such event is cured. Further, if such event continues for a period in excess of 30 days, the Company has agreed to pay Liquidated Damages to all holders of Notes and Underlying Common Shares which are, in either case, Registrable Securities, without regard to whether such holder is a Notice Holder. Liquidated Damages shall be calculated, with respect to Notes held by a holder, at a rate of one-quarter of one percent (25 basis points) per annum of the aggregate principal amount of such Notes and, with respect to Common Shares held by a holder and issued upon conversion of Notes, the same percentage of the aggregate principal amount of Notes that were converted into such shares.

Conversion

         The holder of any Note has the right, exercisable at any time after December 29, 1997 (90 days following the date of original issuance thereof) and prior to the close of business (New York time) on September 29, 2002 (the Business Day immediately preceding the maturity date of the Notes), to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000; provided, however that a holder of a Restricted Certificated Note may convert such Note only in whole to the extent a conversion in part would reduce the principal amount thereof to an amount less than $250,000) into Common Shares at the Conversion Price, except that if a Note is called for redemption, the conversion right will terminate at the close of business (New York time) on the Business Day immediately preceding the redemption date. Except as described below, no payment or adjustment will be made on the conversion of any Notes for accrued and unpaid interest and Liquidated Damages, if any, thereon or for dividends or distributions on any Underlying Common Shares issued. If Notes not called for redemption are converted after a record date for the payment of interest and Liquidated Damages, if any, and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest and Liquidated Damages, if any, payable on such succeeding payment date on the principal amount so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

         To convert a Note, a holder must (1) complete and sign a notice of election to convert (a "Conversion Notice") substantially in the form set forth in the Indenture (copies of which are available from the Conversion Agent in Luxembourg or New York), (2) deliver the Conversion Notice and, in the case of holders of Certificated Notes, the Note to be converted, to a Conversion Agent in New York or Luxembourg, (3) furnish appropriate endorsements or transfer documents if required by the Registrar or such Conversion Agent and (4) pay any transfer or similar tax, if required. The Conversion Agent will present such Conversion Notice to the Depository Trust Company ("DTC") in New York, NY, at

the Euroclear System ("Euroclear") or Cedel Bank, S.A. ("Cedel Bank") for conversion. Upon conversion, no adjustment or payment will be made for interest, Liquidated Damages, dividends or distributions, but if any holder surrenders a Note for conversion after the close of business on the record date for the payment of an installment of interest and Liquidated Damages and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest and Liquidated Damages payable on such interest payment date will be paid to the registered holder of such Note on such record date. In such event, such Note, when surrendered for conversion, must be accompanied by payment in funds acceptable to the Company of an amount equal to the interest and Liquidated Damages payable on such interest payment date on the portion so converted. The number of Common Shares issuable upon conversion of a Note is determined by dividing the principal amount of the Note converted by the Conversion Price in effect on the Conversion Date. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

         As soon as practicable after the Conversion Date (subject to the expiration of any required waiting period following any required filing pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), the Company will deliver to DTC, Euroclear or Cedel Bank or directly to the holder through a Conversion Agent a certificate for the number of whole Common Shares issuable upon the conversion and a check for any fractional share determined pursuant to the Indenture. The person or entity in whose name the certificate is registered shall become the shareholder of record on the Conversion Date and, as of such date, such person's or entity's rights as a noteholder with respect to the converted Note shall cease.

         The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of Common Shares as a dividend or distribution to holders of Common Shares; (ii) the subdivision, reclassification or combination of the outstanding Common Shares, (iii) the issuance to substantially all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at a price per share, or securities convertible into Common Shares at a conversion price per share, less than the then Current Market Price per share, as defined; (iv) the distribution of Capital Stock of the Company (other than Common Shares), evidences of indebtedness or other assets (excluding cash dividends out of current or retained earnings, except as described in clause (v) below) to all holders of Common Shares; (v) the distribution, by dividend or otherwise, of cash to all holders of Common Shares in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its Common Shares within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments (as defined) in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Shares concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share

(determined as set forth below) on the date fixed for the determination of shareholders entitled to receive such distribution times the number of Common Shares outstanding on such date; (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Shares, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Shares concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 15% of the product of the Current Market Price per share (determined as set forth below) on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of Common Shares outstanding on such date; and (vii) the distribution to substantially all holders of Common Shares of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to substantially all holders of Common Shares of rights to subscribe for additional shares of the Company's capital stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to Common Shares, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

         The Company has agreed to notify the holders of any such adjustment to the Conversion Price by publishing a notice in a daily newspaper with general circulation in Luxembourg. See "--Reports; Luxembourg Notices".

         If the Company reclassifies or changes its outstanding Common Shares, or consolidates with or merges into any person or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Shares, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately prior to the effectiveness of such transaction.

         The Indenture also provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

         In the Indenture, the "Current Market Price" per Common Share on any date is deemed to be the average of the Daily Market Prices for the shorter of
(i) 30 consecutive Business Days ending on the last full Trading Day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such other distribution or such negotiated transaction through such last full Trading Day prior to the time of determination.

         "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the Daily Market Price on the Trading Day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

         The Company from time to time may to the extent permitted by law reduce the Conversion Price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as it deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

Subordination of Notes

         The Notes are subordinate in right of payment to all existing and future Senior Indebtedness. The Indenture does not restrict the amount of Senior Indebtedness or other Indebtedness of the Company or any Subsidiary of the Company. In addition, the Notes are effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

         The payment of the principal of, interest on or any other amounts due on the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company. No payment on account of principal of, redemption of, interest or Liquidated Damages on or any other amounts due on the Notes, including, without limitation, any payments on the Designated Event Offer, and no redemption, purchase or other acquisition of the Notes may be made unless (i) full payment of amounts then due on all Senior Indebtedness have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable. In addition, the Indenture will provide that if any of the holders of any issue of Designated Senior Indebtedness notify (the "Payment Blockage Notice") the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest or any other amounts due on the Notes and no purchase, redemption or other acquisition of the Notes will be made for the period (the "Payment Blockage Period") commencing on the date the Payment Blockage Notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date the Payment Blockage Notice is received. Notwithstanding the foregoing (but subject to the provisions contained in the first sentence of this section), unless the holders of such Designated Senior Indebtedness or the Representative of such holders shall have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period.

         Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Notes because of an Event of Default, all Senior Indebtedness must be paid in full before the holders of the Notes are entitled to any payments whatsoever.

         If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Senior Indebtedness or the Representative(s) for such Senior Indebtedness of the acceleration. The Company may not make any payments on the Notes until five Business Days after such holders or Representative(s) of Senior Indebtedness receive notice of such acceleration and, thereafter, may make payments on the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

         As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Notes may recover ratably less than general creditors of the Company.

Merger, Consolidation or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into any person (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless (i) (a) the Company is the surviving or continuing corporation or (b) the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iii) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be as an entirety or virtually as an entirety to one corporation; (iv) immediately after such transaction no Default or Event of Default exists; and (v) the Company or such corporation shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.


Reports; Luxembourg Notices

         Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's certified independent auditors.

         Any notice to the holders of the Notes shall be validly given if published in a daily newspaper having general circulation in Luxembourg which, so long as the Notes are listed on the Luxembourg Stock Exchange, is expected to be the Luxemburger Wort, or if such newspaper shall cease to be published or timely publication in it shall not be practicable, in such other daily newspaper as the Trustee shall deem necessary to give fair and reasonable notice to the holders of the Notes. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which such publication is made.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest or Liquidated Damages on the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company to comply with the provisions described under "Designated Event"; (iv) failure by the Company for 60 days after the receipt of written notice to comply with certain other covenants and agreements contained in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Material Subsidiaries (or the payment of which is guaranteed by the Company or any of its Material Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date on which the Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal of or interest or Liquidated Damages on such Indebtedness within the grace period provided for in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or
(b) results in the acceleration of such Indebtedness prior to its express maturity without such acceleration being rescinded or annulled and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3,000,000 or more; (vi) failure by the Company or any Material Subsidiary of the Company to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of

$3,000,000, which judgments are not stayed within 60 days after their entry; and
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Material Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         By notice to the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment or interest or Liquidated Damages on, or the principal of, the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Book-Entry; Delivery and Form

         Notes currently held by "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIBs") or by persons who are not U.S. persons who acquired such Notes in "offshore transactions" in reliance on Regulation S under the Securities Act are currently evidenced by restricted global notes, which were deposited with or on behalf of DTC and were registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

         Notes currently held by Institutional Accredited Investors who are not QIBs are registered in certificated form without coupons (the "Certificated Notes") and bear a legend containing restrictions on transfer (the "Restrictive Legend"). Any holder of a Certificated Note with a Restrictive Legend will be deemed to have a "Restricted Certificated Note".

         Any purchaser (each, a "Public Holder") of Notes pursuant to this Prospectus will receive a beneficial interest in an unrestricted global note (the "Public Global Note") which will be deposited with or on behalf of DTC and registered in the name of Cede, as DTC's nominee. Except as set forth below, the record ownership of the Public Global Note may be transferred in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         A Public Holder may hold its interest in the Public Global Note directly through DTC if such Public Holder is a participant in DTC, or indirectly through organizations which are participants in DTC (a "Participant" or "Participants"). Transfers between Participants are effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Public Global Note to such persons may be limited.

         Public Holders who are not Participants may beneficially own interests in the Public Global Note held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Public Global Note, Cede for all purposes will be considered the sole holder of the Public Global Note.

         Payment of interest on the redemption price or repurchase price (upon redemption at the option of the Company or repurchase at the option of the Holder upon a Designated Event) of the Public Global Note will be made to Cede, the nominee for (DTC or Public Holders), as the registered owner of the Public Global Note, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Public Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         With respect to any payment of interest on and the redemption price or repurchase price (upon redemption at the option of the Company or repurchase at the option of the Holder upon a Designated Event) of the Public Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests represented by the Public Global Note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests represented by the Public Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

         Because DTC can only act on behalf of participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest represented by the Public Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

         Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

         If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Public Global Note.

Transfer and Exchange

         A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar or the Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to exchange or register the transfer of any Note selected for redemption. Also, the Company is not required to exchange or register the transfer of any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes,
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a default in the payment of principal of or interest or Liquidated Damages on any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest or Liquidated Damages on the Notes, (vii) waive a redemption payment payable on any Note, (viii) impair the right to convert the Notes into Common Shares, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Notes or (x) make any change in the foregoing amendment and waiver provisions.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the Indenture under the TIA.

Governing Law

         The Indenture and the Notes are governed by, and shall be construed in accordance with, the law of New York. The Company has consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any thereof.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         In addition, the Trustee may be deemed to have a conflicting interest upon any Default. If the Default involves any payment of the principal of, or interest on, the Notes, the Trustee may be forced to resign. Any such resignation of the Trustee shall become effective only upon the appointment of a successor trustee and such successor's acceptance of such an appointment.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Replacement of the Notes

         Any Note that becomes mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the

Trustee of such Note or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, an indemnity satisfactory to the Company and the Trustee may be required at the expense of the holder of such Note before a replacement Note will be issued.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Business Day" means any day that is not a Legal Holiday.

         "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

         "Conversion Agent" means any person authorized by the Company to convert any Notes.

         "Conversion Date" means the date on which the holder satisfies all requirements for conversion set forth in the Notes.

         "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

         "Designated Senior Indebtedness" means (i) any Senior Indebtedness which, as of the date of the Indenture, has an aggregate principal amount outstanding of at least $25,000,000 and (ii) any Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $25,000,000 and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.


         "Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

         "Liquidated Damages" means any liquidated damages payable pursuant to the Registration Rights Agreement.

         "Legal Holiday" means a Saturday, Sunday or a day on which banking institutions in the State of New York or Luxembourg are not required to be open.

         "Material Subsidiary" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Paying Agent" means any person authorized by the Company to pay the principal of or interest or Liquidated Damages on any Notes on behalf of the Company.

         "person" means any individual, corporation, partnership, joint venture,

association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

         "Registrar" means any person authorized by the Company to (i) maintain the register, subject to such reasonable regulations as the Company may prescribe, in which the Company shall provide for the registration, exchange and transfer of any Notes, and (ii) effectuate the exchange or transfer of any Notes on behalf of the Company.

         "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of September 29, 1997 relating to the Notes and Underlying Common Shares.

         "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

         "Senior Indebtedness" means the principal of, interest on and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by the Company, unless, in the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Notes. Senior Indebtedness includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Indebtedness, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (b) Indebtedness of the Company to a Subsidiary of the Company other than such Indebtedness that would be subject to a prior claim by the lenders under the Company's existing credit facilities; or (c) any liability for Federal, state, local or other taxes owed or owing by the Company.

         "Subsidiary" of a person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof.

         "Transfer Agent" means any person authorized by the Company to effectuate the exchange or transfer of any Notes on behalf of the Company.

         "Underlying Common Shares" means the Common Shares into which the Notes are convertible.

                          DESCRIPTION OF CAPITAL STOCK

General


         The Company's authorized capital stock consists of (i) 70,000,000 Common Shares, $0.001 par value per share, and (ii) 5,000,000 Preferred Shares, $0.001 par value per share. At March 31, 1998 there were 42,268,476 Common Shares and 1,750 Preferred Shares issued and outstanding.


         The following summary of the Company's capital stock does not purport to be complete, and is subject to and qualified in its entirety by, the Company's Certificate of Incorporation, as restated and amended (the "Certificate of Incorporation").

Common Shares

         Holders of Common Shares are entitled to one vote for each Common Share held on all matters submitted to a vote of shareholders. The Common Shares do not have cumulative voting rights. Holders of Common Shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Shares. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Shares. Holders of Common Shares have no preemptive, subscription, redemption or conversion rights (except for certain preemptive rights given to the Investors pursuant to the Common Stock Purchase Agreement described below). The outstanding Common Shares are, and the Common Shares issuable upon conversion of the Notes hereby will be, when issued and paid for, validly issued, fully paid and nonassessable, subject to the provisions of Section 630 of the New York Business Corporation Law (the "BCL"). The rights, preferences and privileges of holders of Common Shares are subject to, and may be adversely affected by, the rights of the Series M Preferred Shares and any series of Preferred Shares which the Company may designate and issue in the future.

         Pursuant to the Common Stock Purchase Agreement, the Company has granted each of the Investors the right to participate, on a prorata basis together with any other holder of the Company's securities with similar preempitve rights (based on the number of Shares then held by such holder, in offerings of "new securities" (as defined in the by the Company, subject to certain terms and conditions. Such "new securities" will not include (i) Shares issuable pursuant to exercise or conversion rights enjoyed by holders of existing derivative securities or pursuant to existing contracts, including the Galesi Warrants (ii) securities offered to the public pursuant to a public offering; (iii) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such corporation; (iv) Common Shares or options issued to employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement; (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Shares, distributable on a pro rata basis to all holders of Common Share; (vi) securities issued in connection with existing or future debt financings or other borrowings, including securities issued in exchange for, or in connection with the repayment of, debt, including common stock or warrants issued in connection with debt owed to Mr. Galesi and (vii) any Common Shares or securities convertible into or exchangeable for Common Stock issued during the period beginning on January 14, 1998 and ending on January 29, 1998.

         The Common Shares trade on the Nasdaq Stock Market's SmallCap Market under the symbol "AMXI".

Preferred Shares

         The Company's Certificate of Incorporation authorizes 5,000,000 "blank check" Preferred Shares, par value $0.001 per share, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Shares, to issue Preferred Shares from time to time in one or more series, to fix the number of shares constituting any series and the stated value thereof, if different from the par value, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and the liquidation preference of such series. As at

September 30, 1997, all issued and outstanding Preferred Shares designated by the Board of Directors of the Company had either been repurchased by the Company or converted in accordance with their respective terms. As of January 26, 1998, the Company issued 1,750 of its Series M Preferred Shares, having the terms and provisions hereinafter described.

     Series B Preferred Shares. The Company's Certificate of Incorporation designates up to 356,000 Preferred Shares as Series B Preferred Shares. There are currently no Series B Preferred Shares issued and outstanding.

     Series D Preferred Shares. The Company's Certificate of Incorporation designates up to 1,413,337 Preferred Shares as Series D Preferred Shares. There are currently no Series D Preferred Shares issued and outstanding.

     Series E Preferred Shares. The Company's Certificate of Incorporation designates up to 1,085,000 Preferred Shares. There are currently no Series E Preferred Shares issued and outstanding.

     Series F Preferred Shares. The Company's Certificate of Incorporation designates up to 415,250 Preferred Shares as Series F Preferred Shares. There are currently no Series F Preferred Shares issued and outstanding.


     Series G Preferred Shares. The Company's Certificate of Incorporation designates up to 145,000 Preferred Shares as Series G Preferred Shares. There are currently no Series G Preferred Shares issued and outstanding.

     Series L Preferred Shares. The Company's Certificate of Incorporation designates up to 100,000 Preferred Shares as Series L Preferred Shares. There are currently no Series L Preferred Shares issued and outstanding.

     Series M Convertible Preferred Shares. The Company's Certificate of Incorporation designates up to 2,000 Preferred Shares as Series M Preferred Shares, having the rights and preferences set forth below. There are currently 1,750 Series M Preferred Shares issued and outstanding. The holders of Series M Preferred Shares have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into, or carrying rights or options to purchase, any such shares. The Series M Preferred Shares are not subject to any sinking fund.

         Ranking. The Series M Preferred Shares rank senior to the Common Shares as to dividends and liquidation.

         Dividends. The holders of the Series M Preferred Shares, in preference to the holders of the Common Shares, are entitled to receive, when and as declared by the Board of Directors, dividends at the rate of $ 50 per share per annum, payable annually in cash. Dividends on the Series M Preferred Shares are cumulative and, unless all accrued and unpaid dividends on the Series M Preferred Shares have been paid, no dividends or other distributions may be paid upon, or declared and set apart for, Common Shares without obtaining the written consent of the holders of a majority of the then outstanding Series M Preferred Shares, voting together as a class. Declared but unpaid dividends on the Series M Preferred Shares shall not bear interest.

         Rights on Liquidation. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series M Preferred Shares are entitled to receive, out of the assets or surplus funds of the Company available for distribution to the shareholders, but before any payment or distribution of assets or surplus funds is made to holders of the Common Shares, a liquidating distribution in an amount equal to $1,000 per share plus the value of any accrued but unpaid dividends due with respect to the Series M Preferred Shares. In addition, upon the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or transactions in which more than 50% of the voting power of the Corporation is disposed of, or consolidation, merger or other business combination where the Company is not the survivor, the holders of Series M Preferred Shares may, at their option, deem such event a liquidation, dissolution or winding up of the Company and as such are entitled to receive a liquidating distribution in an amount equal to 130% of the amount, and on the terms, set forth above. Unless and until payment in full has been made to the holders of the Series M Preferred Shares of the liquidating preferences to which they are entitled, no dividend or distribution may be made to the holders of the Common Shares or any other stock of the Company ranking in liquidation junior to the Series M Preferred Shares.

         Voting Rights. The Series M Preferred Shares have no voting power except that the Series M Preferred Shares will vote (i) as a separate class with respect to any matters requiring a vote by the Series M Preferred Shares as a separate class as provided by law, (ii) together with holding Common Shares to the extent to which they are entitled by applicable law (and shall be treated as holding a number of Common Shares equal to the number of Common Shares into which the Series M Preferred Shares are then convertible) and (iii) for so long as at least 15% of the Series M Preferred Shares remain outstanding, on the following matters (and two-thirds of the then outstanding Series M Preferred Shares must approve each such action for the Company to take such action);

                  (a) alter or change the rights, preferences or privileges of the Series M Preferred Shares or any securities senior thereto so as to affect adversely the Series M Preferred Shares;

                  (b) create any new class or series of capital shares having a preference over the Series M Preferred Shares as to distribution of assets upon liquidation, dissolution or winding up of the Company;

                  (c) create any new class or series of capital stock ranking pari passu with the Series M Preferred Shares as to distribution of assets upon liquidation, dissolution or winding up of the Company;

                  (d) increase the authorized number of Series M Preferred Shares; or

                  (e) do any act or thing not authorized or contemplated by the terms and provisions of the Series M Preferred Shares which would result in taxation of the holders of Series M Preferred Shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         Redemption. In the event that any holder of Series M Preferred Shares gives the Company notice of an election to convert such Series M Preferred Shares into Common Shares, in the event that the last sale price of the Common Shares is less than $1.25 per Common Share, the Company may elect, at its option, to redeem any or part of the outstanding Series M Preferred Shares with respect to which such election has been given, at a price per share equal to 130% of the greater of (a) the Closing Price (as defined in the Certificate of Amendment to the Certificate of Incorporation designating the Series M Preferred) or (b) $1.20 in cash.

         In addition, if any of the following events (each, a "Mandatory Redemption Event") shall occur:

                           (i) The Company fails to issue Common Shares to the holders of Series M Preferred Shares upon valid exercise by the holders of their conversion rights (with certain exceptions if the Company is using all commercially reasonable efforts to authorize a sufficient number of Company Common Shares as soon as practicable), fails to transfer or to cause its transfer agent to transfer (electronically or in certified form) any certificate for Common Shares issued to the holders upon conversion of the Series M Preferred Shares as and when required by the terms and provisions of the Series M Preferred Shares, the Preferred Registration Rights Agreements, fails to remove any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate or any Common Shares issued to the holders of Series M Preferred Shares upon conversion of the Series M Preferred Shares as and when required by the terms and provisions of the Series M Preferred Shares, the Preferred Stock Purchase Agreements or the Preferred Registration Rights Agreement, or fails to fulfill its obligations pursuant to Sections 4(c), 4(e), 4(h), 4(i), 4(j) or 5 of the Purchase Agreement (or makes any announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any announcement, statement or threat not to honor its obligations shall not be rescinded) for ten (10) business days;

                           (ii) The Company fails to obtain effectiveness with the Commission of the Registration Statement (as defined in the Preferred Registration Rights Agreements) prior to April 30, 1998 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder), whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Preferred Registration Rights Agreements for more than fifteen (15) consecutive trading days, except in the case of an Allowed Delay (as defined in the Preferred Registration Rights Agreement), which Allowed Delay shall not exceed thirty (30) consecutive trading days (or an aggregate of forty-five (45) days) in any twelve (12) month period after such Registration Statement becomes effective;

                           (iii) The Company makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee for it or for all or substantially all of its property or business, or such a receiver or trustees shall otherwise be appointed;

                           (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company;

                           (v) The Company shall fail to maintain the listing of the Common Shares on the Nasdaq SmallCap Market, the Nasdaq National Market, the New York Stock Exchange or the American Stock Exchange and such failure shall remain uncured for at least five (5) days; or


                           (vi) Any money judgment shall be entered or filed against the Company or any of its property or other assets for more than $1,000,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days;

then, upon the occurrence (of which the Company shall immediately notify the holders of Series M Preferred Shares) and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of any of the holders of shares of Series M Preferred Shares by written notice (the "Mandatory Redemption Notice") to the Company of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Company shall purchase each holder's Series M Preferred Shares for any amount per share equal to the number of Common Shares issuable upon conversion of such shares in accordance with the terms and provisions of the Series M Preferred Shares, multiplied by 110% of the greater of (a) the Closing Price or (b) $1.20 (the greater of such amounts being referred to as the "Mandatory Redemption Amount").

         In the case of a Mandatory Redemption Event, if the Company fails to pay the Mandatory Redemption Amount for each share within five business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series M Preferred Shares shall have the right at any time, so long as the Mandatory Redemption Event continues, to require the Company, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Amount, with respect to each outstanding Series M Preferred Share held by such holder, the number of Common Shares equal to the Mandatory Redemption Amount divided by the Conversion Price (as hereinafter defined) then in effect.

         If the Series M Preferred Shares cease to be convertible as a result of certain limitations described in the terms and provisions of the Series M Preferred Shares (a "19.99% Redemption Event"), and the Company has not prior to, or within thirty days of, the date that such 19.99% Redemption Event arises,
(i) obtained approval of the issuance of the additional Common Shares by the requisite vote of the holders of the then-outstanding Common Shares (not including any Common Shares held by present or former holders of Series M Preferred Shares that were issued upon conversion of Series M Preferred Shares) or (ii) received other permission pursuant to Nasdaq Requirement 4460(i) allowing the Company to resume issuances of Common Shares upon conversion of Series M Preferred Shares or the Common Shares are not then listed on The Nasdaq Stock Market or an exchange or quotation system that has a rule substantially similar to Rule 4460(i) of The Nasdaq Stock Market, then the Company shall be obligated to redeem immediately all of the then outstanding Series M Preferred Shares.

         So long as (i) no Mandatory Redemption Event shall have occurred and be continuing and (ii) the Registration Statement is then in effect and has been in effect and sales can be made thereunder for at least one hundred twenty (120) days then the Company has the right, exercisable on not less than ninety (90) prior written notice to the holders of Series M Preferred Shares, to redeem, in whole or in part, the outstanding Series M Preferred Shares.

         Conversion; Certain Adjustments. Each Series M Preferred Share is convertible, beginning on the 181st day after the issuance thereof and subject to the limitations described below, at the option of the holder thereof, into the number of Common Shares obtained by dividing (i) the sum of $1000 plus all accrued and unpaid dividends by (ii) the Conversion Price. The "Conversion Price" is defined to mean the lesser of (x) the average of the lowest five closing bid prices of Common Shares during the thirty consecutive trading day period ending one trading day before the date the conversion notice was sent and
(y) $2.65. The number of Common Shares (or other securities receivable by a holder of Common Shares upon a consolidation or merger had the Series M Preferred Shares been converted prior to such consolidation or merger) into which the Series M Preferred Shares are convertible is subject to adjustment in certain events, such as the payment of stock dividends, recapitalizations, reclassifications and restructuring of the Company and in connection with certain mergers and consolidations involving the Company. Generally, such adjustments are intended to ensure that holders of the Series M

Preferred Shares shall be entitled to receive, following an event requiring adjustments, substantially equivalent economic and other benefits which were attributable to the Series M Preferred Shares immediately preceding any adjustment.

         Each holder of Preferred Stock may convert only up to that percentage of the aggregate Stated Value of all shares of Preferred Stock received by such holder on the Issue Date during the time period set forth opposite such percentage:

     Percentage                 Time Period
     ----------                 -----------
          0%                    1-180 days following the Issue Date
       6.66%                    181-210 days following the Issue Date
      13.32%                    211-240 days following the Issue Date
      19.98%                    241-270 days following the Issue Date
        100%                    271 days following the Issue Date

         So long as the Registration Statement (as defined in the Preferred Registration Agreements) is effective and there is not then a continuing Mandatory Redemption Event, each Series M Preferred Share issued and outstanding on the fifth anniversary, subject to certain extensions, will automatically be converted into Common Shares on such date.

Registration Rights

         The Company, in addition to the registration rights with respect to the Notes and the underlying Common Shares, has entered into several agreements, as set forth below, that grant to certain holders of Common Shares, or warrants for the purchase of Common Shares, "demand" registration rights (i.e., the right to require the Company to file a registration statement with the Commission covering the resale of their Common Shares) or "piggyback" registration rights (i.e., the right to have their Common Shares included in certain registration statements filed by the Company with respect to sales of securities by it or, in some cases, on behalf of another party):


                  (i) In connection with the Company's acquisition of all of the outstanding common shares of CNSI, the Company agreed to register the resale of (i) 4,099,086 Common Shares acquired by the CNSI shareholders and (ii) 400,000 Common Shares underlying certain warrants issued to them. One-half of the Common Shares were to be registered by June 28, 1997 and the remaining one-half are to be registered by June 28, 1998, unless such Common Shares may be sold pursuant to an exemption from registration. Additionally, the Company has granted to the holders of the foregoing Common Shares and warrants certain piggyback registration rights in the event the Company files a registration statement covering the sale by the Company of any securities for cash, subject to certain conditions and limitations.

                  (ii) The Company has agreed, upon demand, to file a registration statement with the Commission covering the resale of an aggregate of 550,000 Common Shares underlying certain warrants issued to Robb, Peck, McCooey Clearing Corporation ("Robb, Peck"). Such demand may be made during the five year period commencing May 13, 1997. Additionally, the Company has granted Robb, Peck certain piggyback registration rights in the event the Company files a registration statement covering the sale by the Company of Common Shares for cash. These registration rights are subject to certain conditions and limitations.


                  (iii) In connection with the Company's acquisition of certain assets of Teleplus, Inc. ("Teleplus"), the Company issued 526,168 Common Shares and issued an additional 526,168 Common Shares in early 1998. The Company agreed to register the resale of the 526,168 issued shares by August 31, 1997 and the 526,168 issuable shares by August 31, 1998. The Company also granted Teleplus certain piggyback registration rights with respect to the Common Shares owned by, and to be issued to, Teleplus. The piggyback registration rights are subject to certain conditions and limitations.


                  (iv) In connection with the Company's acquisition of 80% of the outstanding common shares of NBE, the Company issued an aggregate of 550,725 Common Shares to the selling shareholders of NBE and agreed to file registration statements covering 115,943 Common Shares on or prior to March 31, 1997 (subject to NBE reaching certain milestones), 217,391 Common Shares on or prior to September 30, 1997 and 217,391 Common Shares on or prior to September 30, 1998. In addition, the Company granted the holders of the Common Shares certain piggyback registration rights if the Company files a registration statement prior to the foregoing dates. The piggyback registration rights are subject to certain conditions and limitations.


                  (v) In connection with a stock exchange agreement between the Company and Mr. Galesi entered into in January 1997, the Company agreed to file a registration statement between July 1998 and October 1998 covering the resale of an aggregate of 3,000,000 Common Shares that are outstanding or are issuable pursuant to warrants issued to Mr. Galesi.

                  (vi) In connection with the Company's acquisition of certain assets of Coastal Telecom, Garden State and BEK Tel, the Company granted certain piggyback registration rights with regard to the resale of 2,282,989 Common Shares. The Company agreed that, in the event a registration statement providing for such piggyback registration rights was not filed by May 1997, the Company would repurchase, at market value, Common Shares having an aggregate market value of $1,000,000 (unless the Common Shares were otherwise sold by the holders during the 30 day period following the outside filing date). A similar obligation is imposed on the Company in the event a registration statement covering such shares is not filed by November 1997 or May 1998.

                  (vii) In connection with the offer and sale of the Notes, the Company granted registration rights to the Initial Purchaser with respect to the Common Shares issuable upon the conversion of the Notes or the exercise of the Note Warrant, which Shares are registered pursuant to the Registration Statement of which this Prospectus forms a part.

                  (viii) In connection with the Preferred Stock Purchase Agreements and the Common Stock Purchase Agreements, the Company granted registration rights, in accordance with the terms of the Preferred Registration Rights Agreement, to (i) Pangaea Fund, Ltd. and Fourteen Hill Capital, L.P., with respect to the Common Shares issuable upon conversion of the Series M Preferred Shares and exercise of the Preferred Investor Warrants, (ii) Tanner Unman Securities, Inc., with respect to the Common Shares issuable upon exercise of the Fee Warrants, (iii) Granite Associates, L.P., Victory Ventures LLC, Brae Group, Inc., Nicholas Forstmann, and AMN Investments, L.L.C., with respect to the Common Shares issued pursuant to the Common Stock Purchase Agreements, and (iv) Francesco Galesi, with respect to the Common Shares issuable upon exercise of the Galesi Warrant; all such Common Shares are registered pursuant to the Registration Statement of which this Prospectus forms a part.

Limitation on Liability of Directors; Indemnification

         Article 7 of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 402 of the Business Corporation Law of the State of New York (the "BCL"). This provision does not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for acts or omissions in violation of Section 719 of the BCL (with respect to unlawful dividend payments, unlawful share purchases or redemptions, unlawful distributions of assets to shareholders after dissolution without providing for known liabilities, and unlawful loans to Directors under BCL Section 714 without shareholder approval); or (iv) for any transaction from which the Director derived an improper personal financial or other advantage.

         Additionally, the Company has included in its by-laws provisions to indemnify its Directors and officers, as permitted by Section 722 of the BCL. The BCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any rights to which the Directors or officers may be entitled under the Company's by-laws, and if permitted under the Company's Certificate of Incorporation (of which there is no provision) under any agreement, by vote of stockholders, by vote of Directors, or otherwise.

         The effect of the foregoing is to require the Company, to the extent permitted by law, to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain U.S. federal income tax considerations relevant to beneficial owners (the "Owners") of the Notes or Common Shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations and Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect an Owner of a Note or Common Shares.

         This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to Owners of the Notes and Common Shares. This discussion does not describe the tax consequences arising under the laws of any foreign, state or local jurisdiction, nor does it describe all of the tax consequences that may be relevant to particular Owners in light of their personal circumstances, or to certain types of Owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold the Notes or Common Shares in connection with a straddle or a "hedging" or "conversion" transaction for U.S. federal income tax purposes, or persons that have a "functional currency" other than the U.S. dollar) who may be subject to special rules. This discussion assumes that each Owner has acquired the Notes on their original issuance at their original offering price and holds the Notes or the Common Shares as capital assets within the meaning of Section 1221 of the Code.

         As used herein, "U.S. Holder" means an Owner of a Note or Common Shares who or that (i) is a citizen or resident of the United States, (i) is a corporation, partnership or other entity taxable as a corporation or partnership created or organized in or under the laws of the United States or political subdivision thereof (unless, in the case of a partnership, the Treasury provides otherwise by regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one more U.S. persons have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. federal income taxation on a net income basis in respect of the Note or Common Shares. As used herein, a "Non-U.S. Holder" means an Owner who or that is not a U.S. Holder.

         PROSPECTIVE PURCHASERS OF THE NOTES OR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION IN THIS OFFERING, OWNERSHIP AND DISPOSITION OF THE NOTES OR COMMON SHARES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

U.S. Holders

         Payments of Interest on the Notes. Interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income, at the time that such interest is accrued or actually or constructively received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. The Notes were not issued with original issue discount within the meaning of the Code.

         Distributions on Common Shares. Distributions on Common Shares will constitute dividends for U.S. federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles. Dividends paid to U.S. Holders that are U.S. corporations may qualify for the dividends-received deduction. Individuals, partnerships, trusts, and certain corporations, including certain corporations that are not U.S. Holders, are not entitled to the dividends-received deduction.

         To the extent, if any, that a U.S. Holder receives a distribution on Common Shares that would otherwise constitute a dividend for U.S. federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the U.S. Holder's basis in the Common Shares. Any such distribution in excess of the U.S. Holder's basis in the Common Shares will be treated as a capital gain.

         Sale or Exchange of Notes or Common Shares. In general, a U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. In general, each U.S. Holder of Common Shares (including Common Shares into which the Notes are converted) will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Common Shares under rules similar to those applicable to the Notes. The basis and holding period of the Common Shares received upon conversion of the Notes is discussed under "Conversion of Notes" below. Special rules may apply to redemptions of Common Shares which may result in the amount being treated as a dividend. The registration of the Notes in connection with this Prospectus should not be treated as a sale or exchange of the Notes, and, therefore, should not be taxable to a U.S. Holder of a Note. See "Description of Notes--Registration Rights." Gain or loss on the disposition of the Notes or Common Shares will generally be capital gain or loss and will be long-term gain or loss if the Notes or Common Shares have been held for more than one year at the time of such disposition. The Taxpayer Relief Act of 1997 generally reduces tax rates on capital gains recognized by noncorporate taxpayers in respect of capital assets held for more than 18 months. U.S. Holders are advised to consult with their own tax advisors as to the consequences of the Taxpayer Relief Act of 1997 to their particular circumstances.

         Conversion of Notes. A U.S. Holder of a Note generally will not recognize gain or loss on the conversion of the Note into Common Shares except with respect to cash received in lieu of a fractional Common Share. Such U.S. Holder's aggregate tax basis in the Common Shares received upon conversion of a Note will equal the U.S. Holder's adjusted basis in such Note at the time of conversion (less any portion of that basis allocable to cash received in lieu of a fractional share). The holding period of the Common Shares received by the U.S. Holder upon conversion of a Note will include the period during which the U.S. Holder held such Note prior to the conversion. Cash received in lieu of a fractional Common Share upon conversion should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will be capital gain or loss equal to the difference between the amount of cash received and the basis allocable to the fractional shares.

         Constructive Distributions. The Conversion Price of the Notes is subject to adjustment in certain circumstances. Under Section 305(c) of the Code, adjustments that have the effect of increasing the proportionate interest of holders of the Notes in the assets or earnings of the Company (for example, an adjustment following a distribution of property by the Company to its shareholders) may in some circumstances give rise to a deemed distribution to a U.S. Holder of a Note; similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Shares can in some circumstances give rise to a deemed distribution to U.S. Holders of such Common Shares. Such deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed above under "Distributions on Common Shares."

         Market Discount. The resale of Notes may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Note immediately after its acquisition exceeds the U.S. Holder's tax basis in the Note. Subject to a de minimis exception, these provisions generally require a U.S. Holder of a Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" on such Note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or, at the election of the U.S. Holder, under a constant yield method. A U.S. Holder of a Note acquired at a market discount who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. If a U.S. Holder acquires a Note at a market discount and receives Common Shares upon conversion of the Note, the amount of accrued market discount not previously included in income with respect to the converted Note through the date of conversion will be treated as ordinary income upon the disposition of the Common Shares.

Non-U.S. Holders

         Payments of Interest on the Notes. Generally, payments of interest to a Non-U.S. Holder of a Note will not be subject to U.S. federal withholding tax; provided that (i) such Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company, (ii) such Non-U.S. Holder is not (A) a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership or

(B) a bank that received the Note on an extension of credit, and (iii) the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. Holder (as defined in Section 7701(a)(30) of the Code) and provides its name and address on IRS Form W-8 or a substantially similar substitute form. For purposes of clause (ii) above, a Non-U.S. Holder of a Note would be deemed to own constructively the Common Shares into which the Note could be converted. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% (or lower treaty rate).

         Distributions on Common Shares. Generally, any distribution on Common Shares paid to a Non-U.S. Holder, to the extent of current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles, will be subject to withholding of U.S. federal income tax at a 30 percent rate (or lower rate provided under any applicable tax treaty, assuming the holder of the Common Shares satisfies any certification or documentation requirements necessary to claim the benefits of such treaty).

         Conversion of Notes. A Non-U.S. Holder of a Note generally will not be subject to U.S. federal income tax on the conversion of a Note into Common Shares. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a Note or Common Shares.

         Sale or Exchange of Notes or Common Shares. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition (including a redemption) of a Note or Common Shares (including the receipt of cash in lieu of a fractional share upon a conversion of the Notes into Common Shares) unless the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other circumstances are present.

         U.S. Estate Tax. Common Shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death ("Nonresident Decedent") will be includible in the Nonresident Decedent's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise. However, a Note held by a Nonresident Decedent will not be includible in the Nonresident Decedent's gross estate for such purposes as a result of the Nonresident Decedent's death, provided that, at the time of death, the Nonresident Decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company and payments with respect to such Note would not have been effectively connected with the conduct of a trade or business in the United States by the Nonresident Decedent. A Nonresident Decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S.
federal estate tax purposes.

Information Reporting and Backup Withholding

         Certain noncorporate Owners may be subject to IRS information reporting and backup withholding at a rate of 31% on payments received with respect to the Notes and Common Shares. Backup withholding will only be imposed where the Owner
(i) fails to furnish his taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he has furnished a correct TIN and has not been notified by the IRS that he is subject to backup withholding. Notwithstanding the foregoing, the Company will institute backup withholding with respect to interest on the Notes and dividends on the Common Shares paid to an Owner if instructed to do so by the IRS. Owners of the Notes and Common Shares should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a Note and dividends paid with respect to Common Shares which are received by a Non-U.S. Holder will not be subject to information reporting or backup withholding as long as the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the Owner is a U.S. person.

         The payment of the proceeds from the disposition of the Notes or Common Shares to or through the U.S. office of any U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the Owner certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Owner is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note or Common Shares to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information or backup withholding. For this purpose, a "U.S. related person" is
(i) a controlled foreign corporation for U.S. federal income tax purposes or
(ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from the activities that are effectively connected with the conduct of a U.S. trade or business. In the case of the payment of proceeds from the disposition of the Notes or Common Shares to or through a non-U.S. office of a broker that is a U.S. related person, U.S. Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

         In the case of the payment of proceeds from the disposition of the Notes or Common Shares to or through a non-U.S. office of a broker that is a U.S. related person, U.S. Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the Owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

         Any amounts withheld under the backup withholding rates from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's federal income tax liability, if any, or will be refunded, provided that the requisite procedures are followed.

Prospective Final Regulations

         On October 6, 1997, new Treasury Regulation ("New Regulations") were issued that modify the requirements imposed on a Non-U.S. Holder and certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exception from or reduction in U.S. withholding tax and backup withholding described above. The New Regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. (However, new Temporary U.S. Treasury Regulations, effective for payments made after December 31, 1997, require some Non-U.S. Holders to satisfy certain residency requirements when claiming the benefits of an applicable income tax treaty.) In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for Non-U.S. Holders to provide certifications on behalf of Non-U.S. Holders, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. Non-U.S. Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

                                  LEGAL MATTERS

     Certain legal matters with respect to the legality of the Notes and the validity of the Shares offered hereby are being passed upon for the Company by Morrison & Foerster LLP, New York, New York.

                                     EXPERTS


         The consolidated financial statements of AMNEX, Inc., appearing in AMNEX, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Notes and Common Stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq listing fee.


      SEC registration fee...........................    $11,799
      Nasdaq listing fee.............................     14,500
      Printing expenses..............................      6,000
      Legal fees and expenses........................     45,000
      Accounting fees and expenses...................     17,000
      Blue Sky fees and expenses.....................          0
      Transfer agent fees............................          0
      Miscellaneous expenses.........................          0
                                                         -------------------
            Total....................................    $88,299
                                                         ===================

                                                         ===================
                                                         ===================


Item 15.  Indemnification of Directors and Officers

         Reference is made to Section 722 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 402 of the BCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Seventh of the Certificate of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the BCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 16.  Exhibits

         (a)......Exhibits

    No.                        Description
      1.1    Purchase Agreement, dated September 11, 1997, between the

             Registrant and HSBC Securities, Inc.**
      4.1 Indenture, dated as of September 29, 1997, between the Registrant and Marine Midland Bank, as Trustee.**
      4.2    Form of 8 1/2% Convertible Subordinated Note due 2002 (included in
             Exhibit 4.1).**
      4.3 Registration Rights Agreement, dated as of September 29, 1997, between the Registrant and HSBC Securities, Inc.**
      4.4    Form of Preferred Stock Purchase Agreement***
      4.5    Form of Common Stock Purchase Agreement***
      4.6    Form of Preferred Investor Warrant***
      4.7    Form of Fee Warrant***
      5.1    Opinion of Morrison & Foerster LLP.*

     12.1    Calculation of Ratio of Earnings to Fixed Charges.*
     23.1    Consent of Ernst & Young LLP.*

     23.2    Consent of Morrison & Foerster LLP (included in Exhibit 5.1).*

     24.1 Powers of Attorney (included in the signature page of this Registration Statement) (previously filed).
     25.1    Statement of Eligibility of Trustee (Form T-1) (previously filed).
       *     Filed herewith

      ** Filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997

     *** Filed as an Exhibit to the Company's Current Report on Form 8-K dated December 26, 1997


Item 17.  Undertakings

         The Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

                and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                         (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              (2) That, for the purpose of determining any liability under the
                  Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the New York Business Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on April 10, 1998.

                                 AMNEX, INC.

                                 By:  /s/ Alan J Rossi
                                      -----------------------------------------
                                      Alan J. Rossi
                                      Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to Registration Statement has been signed by the following persons in the capacities on the dates indicated.


                  Signature                    Title                                Date
                  ---------                    -----                                ----
                   *                           President and Director               April 10, 1998
----------------------------------------                                            -----------------
Peter M. Izzo, Jr.

/s/ Alan J Rossi
----------------------------------------
Alan J. Rossi                                  Chairman of the Board, Chief
                                               Executive Officer and Director
                                               (Principal Executive Officer)        April 10, 1998
                                                                                    -----------------
                   *
----------------------------------------
Richard L. Stoun                               Chief Accounting Officer
                                               (Principal Accounting Officer)       April 10, 1998
                                                                                    ----------------

                   *                           Director
----------------------------------------
Francesco Galesi                                                                    April 10, 1998
                                                                                    ----------------

                   *                           Director
----------------------------------------
A. Jones Yorke                                                                      April 10, 1998
                                                                                    ----------------

                   *                           Director
----------------------------------------
Harry R. Thompson                                                                   April 10, 1998
                                                                                    ----------------

                   *                           Chief Financial Officer
----------------------------------------       (Chief Financial Officer)
Cynthia I. Terrell                                                                  April 10, 1998
                                                                                    ----------------

/s/ Alan J. Rossi
----------------------------------------
* By Alan J. Rossi, Attorney-in-Fact


===============================================================================

     No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the Notes and the Common Shares to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                         -------------

                     TABLE OF CONTENTS
                                                  Page
                                                  ----
AVAILABLE INFORMATION................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......2
RISK FACTORS.........................................4
RATIO OF EARNINGS TO FIXED CHARGES ..................9
USE OF PROCEEDS .....................................9
DIVIDEND POLICY.....................................10
SELLING NOTEHOLDERS AND STOCKHOLDERS................10
PLAN OF DISTRIBUTION................................11
DESCRIPTION OF NOTES................................12
DESCRIPTION OF CAPITAL STOCK........................27
CERTAIN UNITED STATES FEDERAL INCOME TAX
   CONSIDERATIONS...................................33
LEGAL MATTERS.......................................37
EXPERTS.............................................37

                          ----------


===============================================================================

===============================================================================



                                  AMNEX, INC.


                                  $15,000,000

                        8 1/2% Convertible Subordinated

                                 Notes Due 2002


                                   17,844,532
                                 Common Shares



                             ----------------------
                                   PROSPECTUS
                             ----------------------


                                April 29, 1998

===============================================================================